Exhibit 23.2 - Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Global West Resources, Inc. & Subsidiary of our report dated February 27, 2009 on our audit of the financial statements of Mortgage Modification Legal Network, Inc. as of December 31, 2008 and the results of their operations, changes in stockholders’ deficit and cash flows for the period from August 8, 2008 (Inception) to December 31, 2008 included in this form S-1 and the reference to us under the Caption “Experts”.

/s/ Kabani & Company, Inc.

Los Angeles, California

May 28, 2009